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                                                                       EXHIBIT 5


October 12, 1999



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

Ladies and Gentlemen:

I am Assistant General Counsel-Corporate and Assistant Secretary of USX Corporation, a Delaware corporation (hereinafter the "Corporation"), and have served as counsel to the Corporation in connection with the preparation of the Registration Statement on Form S-3 (hereinafter the "Registration Statement") for the proposed issue of the Corporation's: (1) Debt Securities (the "Debt Securities"), (2) Preferred Stock, (3) USX-Marathon Group Common Stock ("Marathon Stock"), (4) USX-U. S. Steel Group Common Stock ("Steel Stock"), or
(5) Warrants to purchase Debt Securities, Preferred Stock, Marathon Stock or Steel Stock (the "Warrants") or any combination of the foregoing at an aggregate public offering price of $1,000,000,000. The Preferred Stock, the Marathon Stock and the Steel Stock are collectively referred to as the "Shares." The Warrants are to be issued pursuant to a warrant agreement between the Corporation and a warrant agent (the "Warrant Agreement").

As Assistant General Counsel-Corporate and Assistant Secretary, I am familiar with the Corporation's Certificate of Incorporation and its By-laws. I have also examined, or caused those acting under my supervision to have examined, the Registration Statement, the form of the Indenture between the Corporation and Harris Trust and Savings Bank, pursuant to which the senior Debt Securities will be issued, the form of the Indenture between the Corporation and Harris Trust and Savings Bank, pursuant to which the subordinated Debt Securities will be issued (the Indentures are individually referred to as the "Indenture" and collectively as the "Indentures"), and such other records and documents, including certificates of government officials and corporate officers, that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have presumed the genuineness of all documents examined and the accuracy of all statements of fact contained therein.

Based upon the foregoing, I am of the opinion that:

1. When the Indentures have been executed and delivered by the Corporation and the Debt Securities have been duly authorized and are executed and authenticated in accordance with the terms of the applicable Indenture and delivered to holders against receipt of payment, the Debt Securities will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with the terms thereof.

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Securities and Exchange Commission
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October 12, 1999


2. When the Shares have been duly authorized and executed by the Corporation and delivered against receipt of payment, the Shares will be legally issued, fully paid and non-assessable.

3. When a Warrant Agreement has been prepared, executed and delivered by the Corporation and the Warrants have been duly authorized and duly executed in accordance with such Warrant Agreement and when duly paid for and delivered in accordance with the procedures described in the Registration Statement and any prospectus supplement relating to such sale, the Warrants will be legal, valid and binding obligations of the Corporation enforceable against it in accordance with and subject to the terms thereof and of such Warrant Agreement.

The opinions set forth above are qualified to the extent such enforceability may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ John A. Hammerschmidt

    John A. Hammerschmidt